Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q1-09 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s first quarter 2009 conference call. I am joined today by Keith Jackson, our president and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the first quarter of 2009. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the JP Morgan Technology Conference on May 18th and the UBS Technology Conference on June 8th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe”, “estimate”, “anticipate”, “intend”, “expect”, “plan”, or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the first quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the first quarter of 2009 were $379.1 million, a decrease of approximately 22 percent from the fourth quarter of 2008. During the first quarter of 2009, the company reported a GAAP net loss of $33.9 million or $0.08 per fully diluted share. The first quarter 2009 GAAP net loss included net charges of $47.6 million, or $0.11 per fully diluted share, from special items, which are detailed in schedules to our earnings release.

First quarter 2009 non-GAAP net income was $13.7 million or $0.03 per share on a fully diluted basis.

We exited the first quarter of 2009 with cash and equivalents of $402.4 million. This was down approximately $56 million versus the

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fourth quarter of 2008. During the first quarter of 2009, we reduced our debt by approximately $79 million which represented just under $100 million in face value. We also exited the quarter with the lowest net debt position in the company’s history as a public company of approximately $529 million. At the end of the first quarter, total days sales outstanding increased towards historical norms at approximately 46 days. ON Semiconductor total inventory was down approximately $36.3 million to $299.2 million or approximately 102 days. Included in our total inventory is approximately $10 million of inventory written-up to fair value related to our acquisitions and approximately $10 million of bridge inventory built during the quarter in preparation for our announced closures of four front-end manufacturing lines.

Distribution inventories came down by approximately $28 million in the first quarter at just under 13 weeks.

Cash capital expenditures during the first quarter of 2009 were approximately $23 million. The majority of the first quarter capital expenditures were related to capital equipment received in 2008 and paid for in the first quarter of 2009. We still anticipate 2009 total capital expenditures of approximately $60 million.

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During the first quarter, R&D and SG&A expenses were lower than expected due to aggressive cost control measures as well as the benefits from the settlement of intellectual property infringement cases of approximately $15 million. Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the first quarter of 2009, our end market splits were as follows: The Computing end-market represented approximately 24 percent of first quarter 2009 sales. Industrial, Military and Aerospace represented approximately 20 percent of sales. The Communications end-market which includes wireless and networking represented approximately 20 percent of sales. The Automotive end-market represented approximately

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17 percent of first quarter sales. The Consumer Electronics end-market represented approximately 14 percent of sales and Medical represented approximately 5 percent of sales.

TOP OEM CUSTOMERS

During the first quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 5 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, LG Electronics, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, represented approximately 56 percent of revenue. Our sales in the Americas represented approximately 23 percent of revenue and Europe represented approximately 21 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 54 percent of first quarter 2009 revenue. Sales through the distribution channel were approximately 34 percent of first quarter revenue and the EMS channel represented approximately 12 percent of revenue.

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REVENUE BREAK-OUT

During the first quarter, ON Semiconductor revenues broken out by our new segments were as follows. The Standard Products Group represented approximately 31 percent of sales. The Digital & Mixed-signal Product Group represented approximately 24 percent of first quarter sales. The Computing and Consumer Group represented approximately 23 percent of sales and the Automotive and Power Group represented approximately 22 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q filing for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we’ve made.

In the first quarter of 2009, we reduced our internal inventories substantially and believe there was a further leaning of inventory levels

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throughout the supply chain. As an industry, we believe we shipped fewer products than the end-market consumed. Since January, we have also seen a stabilization in our overall business as well as continued progression in order activity for the second quarter of 2009. Our book to bill remains comfortably above one. While there is still great uncertainty in the macro economy which can potentially dampen the recovery for semiconductors, we are cautiously optimistic that we have passed the bottom of the current semiconductor cycle.

In the computing end market we are positioned as the leader for desktop power management and our notebook presence continues to grow. We believe we can grow our market share in next generation notebook power management from the teens to over twenty percent exiting this year. Our overall product portfolio which includes controllers, MOSFETs, audio amplifiers, protection devices, thermal management and standard products continue to position ON Semiconductor as a leading supplier of power management products to the computing end-market. We have also recently introduced a

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SenseFET which combines our capabilities in thermal and power management. This product is winning designs with a key leading notebook manufacturer. In the netbook market, we have secured design wins with two of the top three netbook suppliers for our power management products. We are also developing products and solutions specifically designed to meet the needs of the netbook market which should expand our netbook SAM to above $3.00 per unit. Looking into the second quarter, we have seen positive booking trends for the computing end-market as our customers prepare for a seasonal second half uptick in sales of computing products.

In the wireless end-market, after a decline of over 20 percent when compared to the fourth quarter of 2008, we are beginning to see stabilization in order patterns from our customers. Along with new design wins for analog switches, audio amplifiers and protection devices we continue to see new design activity for our BelaSigna™ DSP products with Korean and indigenous Chinese handset manufacturers. The BelaSigna™ product family comes from our acquisition of AMI

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Semiconductor. In addition, we are winning new designs for the handset market based on the image sensor products acquired from AMI Semiconductor focusing on ambient light and proximity sensor applications for the wireless end-markets. These designs are scheduled for 2010 production ramps. Similar to the computing end-market, we continue to see positive booking trends in the wireless end-market as customers resume order activity and prepare for second half seasonality.

In the first quarter of 2009, we further invested in our technology capabilities by announcing a license and IP agreement whereby ON Semiconductor is now able to internally produce and offer mid-range digital products. This agreement enables a further extension of our digital capabilities to support next generation military/aerospace, communications, industrial and computing end-market needs of our customers.

We are also seeing expansion opportunities from the recent acquisition of Catalyst Semiconductor. With our strong customer presence with leading distribution, EMS and OEM customers and cost effective manufacturing capabilities, we believe we can significantly grow the revenues associated with this business over the next 18 months.

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In the first quarter, we continued to win awards from our customers. We were named “Best Global Partner” by Chicony Power (formerly Hipro Electronics) a leading notebook and desktop computing power supply manufacturer for our products and solutions supporting energy efficient ATX power supplies and notebook power adapters. In addition, ZTE Corporation, a leading global provider of telecommunications equipment and network solutions awarded us their “Best Global Partner” award for the fourth consecutive year for our energy and cost efficient products and solutions and our outstanding customer support.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance –

DONALD…

DONALD COLVIN:

Thanks Keith.

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SECOND QUARTER 2009 OUTLOOK

Based upon current product booking trends, backlog levels, manufacturing services revenues and estimated turns levels, we anticipate that total revenues will be approximately $395 to $410 million in the second quarter of 2009. Backlog levels at the beginning of the second quarter of 2009 were up from backlog levels at the beginning of the first quarter of 2009 and represent approximately 80 percent of our anticipated second quarter 2009 revenues. We expect that average selling prices for the second quarter of 2009 will be down approximately one to two percent, sequentially.

We expect cash capital expenditures of approximately $20 million in the second quarter of 2009.

For the second quarter, we expect GAAP gross margin of approximately 31.5 to 32.5 percent. Our GAAP gross margin in the second quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with our acquisitions. We expect non-GAAP gross margin of

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approximately 33.5 to 34.5 percent. Non-GAAP gross margin excludes special items which we expect to be approximately $7 to $8 million. For the second quarter we also expect total GAAP operating expenses of approximately $130 million to $135 million. Our GAAP operating expenses include the amortization of intangibles, stock based compensation expense, restructuring, asset impairments and other charges which total approximately $25 million. We also expect total non-GAAP operating expenses of approximately $105 to $110 million. We anticipate interest and other expenses will be approximately $11 million for the second quarter of 2009. We also anticipate non-cash interest expense of approximately $9 million from the adoption of FASB Staff Position No. APB 14-1 relating to our convertible senior subordinated notes. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $15 to $16 million in the second quarter of 2009. This is up from first quarter 2009 levels based on our annual 2009 awards. We currently expect stock based compensation expense to decline from second quarter levels in the back half of 2009.

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Our current share count is approximately 425 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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